Exhibit 99.1

Contact:
Newport Corporation, Irvine
Charles F. Cargile, 949/863-3144
investor@newport.com
www.newport.com
or
PondelWilkinson MS&L, Los Angeles
Cecilia A. Wilkinson or Michael Pollock, 323/866-6060
investor@pondel.com

NEWPORT CORPORATION ANNOUNCES COST REDUCTION PLANS
AND ASSOCIATED DIVISION REORGANIZATION

Irvine, California—August 20, 2002—Citing the protracted downturn in the fiber optic communications market and the current uncertainty with respect to the pace of the recovery in the semiconductor equipment market, Newport Corporation (Nasdaq:NEWP) today announced a cost reduction program and a reorganization of its business units geared toward achieving profitability during this period of weak demand.

Newport expects these actions to result in annualized savings of between $12.0 million and $14.0 million. In total, the cost cutting measures and reorganization are expected to result in one-time charges in the third quarter of 2002 of between $30.0 million and $40.0 million, of which only $4.0 million to $7.0 million will involve cash outlays, with the remaining charges involving revaluation of inventories and a write-down for impairment of long-lived assets resulting from facility consolidations. The charges are summarized below:

Estimated Pretax Charge
(in millions)
Inventory valuation reserves	$24.0 –$30.0
Facility consolidation costs	4.0 – 6.0
Severance	2.0 – 4.0

Total charges	$30.0 –$40.0

Total estimated annual savings	$12.0 –$14.0

Robert G. Deuster, president and chief executive officer, said: “The fiber optic industry remains fundamentally weak due to very low levels of capital spending for network expansion and excess capacity for production of fiber optic components and systems. This leads to reduced capital spending by component manufacturers and lower demand for the capital equipment we sell into this market. While we still believe strongly in the long-term prospects in this industry, we currently do not see a return to growth for us in this market until at least 2004. Due to the ongoing downturn, our Fiber Optics and Photonics Division (FPD) is currently running at a substantial loss, which has had a significant negative impact on Newport’s overall operating results in recent quarters. Due to the protracted nature of this downturn in the fiber optic industry, and the increasingly uncertain timing of a recovery, we must take action to reduce our cost structure while maintaining our leadership position. We will continue to invest in areas we believe have near-term potential, and will ensure that we maintain our market share and presence in areas with long-term potential. Our primary emphasis will be on Newport’s existing customer base, enhancing the performance of installed systems, and meeting customer needs for new equipment from the substantial product portfolio we now have. Further, we will continue our efforts in providing advanced packaging tools to an expanded customer base, with particular emphasis on wireless and back-end semiconductor applications. We will also continue to develop the complex material handling and automation solutions that have established us as the recognized leader in providing these solutions to fiber optic component manufacturers, but will do so with a much smaller cost structure.”

Deuster added, “Although orders from our semiconductor capital equipment customers have remained strong throughout the last six months, we are increasingly concerned about uncertainty in the marketplace related to the timing of the recovery cycle. As such, we are also taking actions to streamline our semiconductor-related operations to maximize their profitability despite the potential slow-down and to position this business for even greater profitability once the semiconductor equipment industry recovers more fully.”

Division Reorganization

In line with the refocusing of resources for greater profitability and growth, Newport announced that it has reorganized its two operating divisions. Effective immediately, FPD has been reorganized into the Advanced Packaging and Automation Systems Division (APAS). Its focus has been expanded to cover all automation equipment technology developed and sold into all end-markets. The primary focus of FPD in recent years has been on automation for assembly of fiber optic components. The expanded charter of APAS now includes advanced semiconductor packaging equipment and automated systems for handling semiconductor wafers in addition to automated systems for assembly of fiber optic components. Kevin Crofton, current vice president and general manager of FPD, will continue in the same capacity with APAS. Included in APAS and under Crofton’s direction will be Newport’s Kensington Laboratories unit in Richmond, California, the advanced packaging operation (MRSI) in Billerica, Massachusetts, the Chandler, Arizona automation and integration facility, and the streamlined fiber optic operation in Southern California.

Newport’s Industrial and Scientific Technologies Division (ISTD) will continue to be led by Bob Phillippy in the United States and Alain Danielo in Europe, with a heightened focus on product and market initiatives involving instruments and subsystems for optical, opto-mechanical, vibration isolation and motion control technologies, which are also sold into the strategic end-markets Newport serves.

Workforce and Facilities Reductions

Concurrent with the divisional reorganization, Newport announced further resizing initiatives, including facilities consolidation and a workforce reduction of between 225 and 275 employees. The layoffs and facilities actions are expected to result in annualized savings of $12.0 million to $14.0 million. Most of the workforce reduction will occur in the third quarter and the company expects to substantially complete the reduction by the end of 2002. Total worldwide headcount following these actions will be between 1,125 and 1,175, more than 40% below the peak of approximately 2,000 employees in June 2001. Severance costs are expected to be in the range of $2.0 million to $4.0 million. Newport expects to realize some of these savings in the fourth quarter of 2002 and to capture the full amount of such savings in calendar year 2003. The workforce reductions involve the following actions:

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First, 105 to 145 of the reductions will result from combining Newport’s automation businesses into the new APAS division and reducing the scope of the company’s investment in the fiber optic communications market. The planned actions include significant downsizing of the operations at the former FPD division headquarters in Southern California and the facility in San Luis Obispo, California and the consolidation of the former Design Technology facility in Billerica, Massachusetts into the MRSI facility, also in Billerica. The company also noted that the final consolidation of the Garden Grove, California facility into the Irvine, California location has been completed.

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Second, the company intends to divest its facility in Plymouth, Minnesota, which manufactures high-precision motion stages for the semiconductor equipment, computer peripheral, fiber optic communications and life and health sciences markets. The company believes the sale will be substantially completed by December 31, 2002. In accordance with Generally Accepted Accounting Principles, the business will be treated as discontinued and the operating results will be excluded from continuing operations. The expected sales price has not yet been identified. This action will reduce Newport’s headcount by approximately 60 positions. For the first six months of 2002, the Plymouth facility generated revenues of approximately $2.0 million and an operating loss of $0.2 million. The operation represented approximately $9.0 million in assets on Newport’s balance sheet at June 30, 2002.

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Third, due to the current uncertainty with respect to market conditions in Newport’s other end markets, the company intends to reduce its personnel by an additional 60 to 70 positions to further streamline its operations.

Deuster said, “We regret the need for additional personnel reductions and the impact they have on our employees, but we are determined to serve our customers in a more efficient manner and provide a greater return to our shareholders, despite these very difficult market conditions. I would like to acknowledge the important contributions made by every Newport team member during this time.”

Increase in Inventory Reserves

Newport expects to increase its inventory reserves by approximately $24.0 million to $30.0 million due primarily to two factors. First, in response to the protracted downturn in the fiber optic communications market, Newport has decided to rationalize certain legacy products and to discontinue a number of product development initiatives, which results in an increase in the amount of reserves required for obsolete inventory. In addition, in recent weeks a number of Newport’s large customers have announced plans to reduce or eliminate their focus on manufacturing optical components and many others have indicated that they expect to further reduce or eliminate capital spending on automation products in the near term. Accordingly, the amount of anticipated future sales that Newport expects of products currently in inventory has been reduced, resulting in the necessity to increase reserves for slow moving inventory.

Outlook

Commenting on the outlook for Newport, Deuster said, “We believe that the actions we are taking will drive considerable improvement in our financial performance as early as the fourth quarter of this year and certainly for fiscal year 2003. However, we are concerned with the recent cautiousness being reflected in comments made by our semiconductor customers. As a result of the potentially lower sales to semiconductor customers and the removal of sales from our Minnesota facility, we believe that our sales from continuing operations for the third quarter of 2002 may fall slightly below the $48.0 million we forecasted as the low end of the range in guidance provided in July 2002. We are, however, confident that we will show increased sales sequentially compared with the $44.0 million of sales recorded in the second quarter of 2002. In addition, the pretax charge of $30 million to $40 million will push us into a loss position for the third quarter of 2002 as opposed to the prior expectation of somewhere between breakeven and a two cent gain.”

Investor Conference Call

Newport will host an investor conference call related to its cost reduction initiatives and outlook today, August 20, 2002, at 5:00 p.m. Eastern Daylight Time. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.newport.com and www.companyboardroom.com. Rebroadcast over the Internet will be available through September 3, 2002 at 8:00 p.m. Eastern Daylight Time on both Web sites. A telephonic playback of the conference call will also be available through August 27, 2002 at 8:00 p.m. Eastern Daylight Time. Listeners should call 800.642.1687 (domestic) or 706.645.9291 (international) and use Reservation No. 5296351.

About Newport Corporation

Newport Corporation is a leading global supplier of advanced technology products and systems to the semiconductor, communications, electronics and research markets. The company provides components and integrated subsystems to manufacturers of semiconductor processing equipment, advanced automated assembly and test systems to manufacturers of communications and electronics devices, and a broad array of high-precision components and instruments to commercial, academic and government customers worldwide. Newport’s innovative solutions leverage its expertise in precision robotics and automation, sub-micron positioning systems, vibration isolation and optical subsystems to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s Midcap 400 Index and the Russell 2000 Index.

Forward-Looking Statements

This news release contains forward-looking statements, including without limitation the statements made by Robert G. Deuster, that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended December 31, 2001 and its subsequent SEC reports, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, costs, timing and extent of savings from reorganization activities; the timing and extent of recovery in the fiber optic communications and semiconductor markets; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products, particularly those targeting the company’s strategic markets, will continue to achieve customer acceptance; the ability of Newport to successfully integrate its acquired companies and the contributions of those companies to Newport’s operating results; risks associated with terrorist activity and resulting economic uncertainty; the risks of power interruptions and electricity rate increases and future business decisions; all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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